EXHIBIT 16.2

                   [LETTERHEAD MAYER RISPLER & COMPANY, P.C.]

January 23, 2004


Board of Directors
c/o Mr. Richard S. Kaye, Pres.
Strategic Acquisitions, Inc.
50 East 42nd St. Ste. 1805
New York, NY 10017

Dear Mr. Kaye,

During Strategic Acquisitions, Inc.'s two most recent fiscal years and subsequent interim periods, we were engaged as the principal accountant to audit the Company's financial statements. There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.


/s/ Michael Friedman
---------------------
Michael Friedman, CPA

Mayer Rispler & Company, P.C.
Certified Public Accountants